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                                                                   EXHIBIT 10.10

[ACBL LOGO]                                American Commercial Barge Line LLC

                                 August 18, 2004

Mr. Michael J. Monahan
768 Arbor Run Drive
Cincinnati, OH 45233

Dear Mike:

      This will confirm the various discussions we have had regarding American Commercial Barge Line LLC's interest in offering you employment for the position of Sr. Vice President Operations with the company and its inland waterway transportation subsidiaries. Below is an outline of the compensation and benefits package that the company is offering for your consideration.

      ACBL'S OFFER IS AS FOLLOWS:

      Title: Sr. Vice President Transportation Services (Band 5 Position) in Jeffersonville, Indiana HQ Offices.

      Departmental Responsibilities: Direct report to the President and Chief Operating Officer; serves as an officer of relevant subsidiaries and on various subsidiary Boards of Managers. Executive Management of Logistics Services (BoatCom, Fleet Planning/Customer Service, Fleets, Logistics Analysis, Marine Service Supplies), Operations, Vessel Safety & Training, Terminals, and Public/Regulatory Affairs.

      Base Annual Salary: $197,000

      Bonus: Fixed Bonus earned on December 31, 2004 and payable in January 2005 of $65,000. The current design of ACBL's Incentive Award Program would place this position in the following program for 2005 and forward: Bonus Opportunity of up to 65% of base salary measured by achievement of company financial performance targets, and agreed departmental and personal goals and objectives.

      Vacation: Four (4) weeks.

      Relocation: Employment Relocation Expense Policy attached.

      Pension & Welfare Benefits: Employee benefits summary attached

      Severance Policy: Immediate vesting at the maximum severance benefit available (26 weeks of base pay) under the company's Termination of Employment Policy.

      Director & Officer Liability Insurance Coverage: A summary of the policy coverage terms and conditions attached.

   1701 East Market Street Jeffersonville, IN 47130-4717 Phone (812)288-0100
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M. J. Monahan
Page 2 of 2

      Mike, ACBL is very interested in having you join our team. We believe you would make significant contributions toward our future success. Accordingly, we would like to move this process along to a mutually beneficial conclusion in the very near term. We would appreciate your review and consideration of this offer such that you can advise us no later than August 20, 2004 of your acceptance. Subject to appropriate transition issues that you may need to manage with your current employer, we would prefer for your employment to begin on or before September 7, 2004. Please indicate your acceptance by signing in the space provided below and returning directly to me.

      Employment with the Company is "at will" which means that you may terminate your employment for good cause, any cause or no cause at all. Similarly the Company may terminate your employment on the same basis.

      We are very pleased that you have agreed to consider this offer and hope that you will join our ACBL team.

                                    Very truly yours,

                                    /s/ Lisa L. Fleming

                                    Lisa L. Fleming
                                    Senior Vice President Law & Administration

Cc:      R. L. Huber
         W. N. Whitlock

I accept the above offer of employment. I am not subject to any confidentiality or non-compete agreement which would be violated by my employment with American Commercial Barge Line or that would restrict my ability to fully perform my job.

/s/ Michael J. Monahan                               August 23, 2004
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Signature                                            Date